Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

PINEAPPLE FINANCIAL INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Units consisting of: (3)(4)	457	(o)	—	—	$5,000,000	$0.00015310		$765.5
Fees to be Paid	Equity	(i) Common Shares, no par value per share (5)	—		—	—	—	—		—
Fees to be Paid	Equity	(ii) One Warrant to purchase one Common Share (5)	—		—	—	—	—		—
Fees to be Paid	Equity	Pre-Funded Units consisting of: (3)(4)	457	(o)	—	—	—	—		—
Fees to be Paid	Equity	(i) Pre-Funded Warrants to purchase Common Shares (5)	—		—	—	—	—		—
Fees to be Paid	Equity	(ii) One Warrant to purchase one Common Share (5)	—		—	—	—	—		—
Fees to be Paid	Equity	Common Shares, issuable upon the exercise of the Warrants included as part of Units and Pre-Funded Units	457	(g)	—	—	$5,000,0000	$0.00015310		$765.5
Fees Previously Paid	—	—	—		—	—	—	—		$1,531
Carry Forward Securities
Carry Forward Securities	—	—	—		—	—	—	—		—	—	—	—	—
Total Offering Amounts							$10,000,000	$0.00015310		$1,531
Total Fees Previously Paid									$
Total Fee Offset										—
Net Fee Due										1,531

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	The proposed maximum offering price of the units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded units offered and sold in the offering, and as such the proposed aggregate maximum offering price of the units together with the pre-funded units (including common shares issuable upon exercise of the pre-funded warrants), if any, is $5,000,000.

(5)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.